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                                                                    EXHIBIT 4.7

                           Dated as of August 16, 1999



Teachers Insurance and Annuity
 Association of America
730 Third Avenue
New York, New York  10017

CIG & Co.
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, Connecticut  06152


Ladies and Gentlemen:

         Reference is made to those certain Note Purchase Agreements between Hutchinson Technology Incorporated, a Minnesota corporation (the "COMPANY"), and each of Metropolitan Life Insurance Company and Metropolitan Insurance and Annuity Company (each, a "SERIES A PURCHASER" and collectively, the "SERIES A PURCHASERS") and Teachers Insurance and Annuity Association of America (the "SERIES B PURCHASER"), each dated as of July 26, 1996, as heretofore amended (each, as amended, an "AGREEMENT" and collectively, the "AGREEMENTS"), providing for the issuance to the Series A Purchasers of the 7.85% Senior Notes due 2003 of the Company in the aggregate original principal amount of $25,000,000 (the "SERIES A NOTES"), and the issuance to the Series B Purchaser of the 8.07% Senior Note due 2006 of the Company in the original principal amount of $25,000,000 (the "SERIES B NOTE"). The addressees of this letter agreement (collectively, the "NOTEHOLDERS"), are the registered holders of 100% of the aggregate outstanding principal amount of the Series A Notes and the Series B Note (collectively, the "NOTES") as reflected in the Note Register required to be maintained by the Company pursuant to Section 10.1 of each of the Agreements, and the Noteholders whose signatures are affixed below hold 100% of the aggregate unpaid principal amount of the Notes outstanding as of the date hereof.

         The Company has informed the Noteholders that it desires to amend the Agreements in certain respects as of the date hereof, and the Noteholders have agreed to such amendments as more fully described below in this letter agreement ("this Amendment").

         Now, therefore, the Company and the Noteholders (by their acceptance hereof) hereby agree as follows as follows:

         1. AMENDMENT. Section 8.1(e) of each of the Agreements is amended by restating such section in its entirety as follows:

                           (e) (i) default shall be made in the payment of any amount due, whether on an interest payment date or on a date fixed for prepayment, at stated


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         maturity, by acceleration or declaration or otherwise, under or in respect of any Funded Debt or Current Debt of the Company (other than the Notes) or any Subsidiary, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or
         (ii) default shall be made in the due performance or observance of any covenant, provision, agreement or condition contained in any document evidencing or providing for the issuance or securing of any Funded Debt or Current Debt of the Company (other than the Notes) or any Subsidiary having an original principal amount in excess of $1,500,000, if the effect of any such default referred to in this clause (ii) is to cause or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holders) to cause any payment or payments in respect of any such Debt to become due prior to the scheduled due date thereof; or

         2. MISCELLANEOUS. Except as specifically amended hereby, all terms and provisions of each of the Agreements shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them by each of the Agreements.


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         If you are in agreement with the foregoing, please so indicate by executing the form of acknowledgment set forth below, whereupon this Amendment shall become a binding agreement effective as of the date hereof.

                                               Very truly yours,

                                               HUTCHINSON TECHNOLOGY
                                                 INCORPORATED


                                               By       /s/ John A. Ingleman
                                                    ---------------------------
                                                    Its CFO
                                                        -----------------------

Agreed to and accepted as of the date first above written.

TEACHERS INSURANCE AND ANNUITY
  ASSOCIATION OF AMERICA


By       /s/ Diane Hom
     -----------------------------------------------------

     Its Director-Private Placements
         -------------------------------------------------


CIG & CO.


By       /s/ Edward Lewis
     -----------------------------------------------------

     Its Partner
         --------------------------------------------------